EXHIBIT 1.1

ENGLISH TRANSLATION OF

CEMENTOS PACASMAYO S.A.A.’s BYLAWS

I.                     NAME, PURPOSE, REGISTERED OFFICE, DURATION, DATE OF COMMENCEMENT OF ACTIVITIES

FIRST ARTICLE. CEMENTOS PACASMAYO S.A.A. (the “Company”) is a publicly-held corporation (sociedad anónima abierta), subject to the General Corporate Law, the Securities Market Law and other applicable laws.

The name of the Company is “CEMENTOS PACASMAYO SOCIEDAD ANONIMA ABIERTA” or its abbreviation “CEMENTOS PACASMAYO S.A.A.”

SECOND ARTICLE. The corporate purpose of the Company is to engage in the production and manufacturing of cement, quicklime, aggregates, blocks and cement bricks, ready-mix concrete and other construction materials and other related products, including the trade and sale of such products in the Republic of Peru and abroad, and the exploitation, processing and commercialization of industrial minerals, as well as to provide land transportation services for its own goods and those of third parties.

To achieve its corporate purpose, the Company may engage in all activities related to the cement and minerals industry; mining activities, including the evaluation, exploration, exploitation, commercialization, general labor, beneficiation and transport, as well as in any activity related to the provision of transportation services for its own goods and those of third parties. The Company may enter into any act or contract related to the administration and disposition it deems convenient for such purpose, including its participation in other companies in the Republic of Peru and abroad.

Furthermore, the Company may engage in any kind of real estate activity, including activities such as the purchase, sale, construction, lease and management of real estate properties and carryout any civil and commercial acts related to the real estate business.

THIRD ARTICLE. The corporate domicile of the Company is the province and department of Lima. The Company may establish agencies, branch offices and offices anywhere in the Republic of Peru and/or abroad, if approved by the Board of Directors.

FOURTH ARTICLE. The duration of the Company’s existence shall be perpetual, with activities having commenced on December 10, 1998.

II.                CAPITAL STOCK AND SHARES

FIFTH ARTICLE. The capital stock of the Company is S/. 531,461,479 (five hundred thirty-one million, four hundred sixty-one thousand, four hundred seventy-nine and 00/100 Nuevos Soles) represented by 531,461,479 shares, par value S/. 1.00 (Nuevo Sol), that have been fully subscribed and paid for.

SIXTH ARTICLE. The liability of each shareholder shall be limited to the amount of such shareholder’s capital contribution, in accordance with the nominal value of the shares such shareholder owns.

SEVENTH ARTICLE. All shares are nominative shares. The shares shall be evidenced with titles in the form of issued certificates or notations recorded as book entries. A title may represent one or more shares of an owner or co-owners.

Share certificates shall be signed by two members of the Board of Directors and shall indicate the following:

A.                The name of the Company, its capital stock, domicile, and duration, the date of the articles of incorporation and the notary before it was executed, as well as the information relating to the Company’s registration with the Public Registry.

B.                The name of the shareholder, the date the shares were issued, the series number, the quantity and the class of shares represented and the number corresponding to the shares.

C.                The nominal value per share, the amount paid and subsequent payments to be made towards their nominal value or indication that the shares have been fully paid.

D.                Liens or encumbrances that may have been granted over the shares.

Subject to applicable law, as a result of a capital increase approved by the Company, the Company may issue preliminary stock certificates or preemptive right certificates in accordance with article 87 of the General Corporate Law.

The issuance of shares in book-entry form shall be made according to applicable laws.

EIGHTH ARTICLE. The Company shall recognize as owner of each share whoever appears as such in the share ledger that the Company maintains. The transfer of shares, the creation or granting of liens, encumbrances or guaranties and judicial attachments that could affect the shares shall also be recorded in the share ledger.

If there is a legal action with respect to the ownership of the shares, the Company shall permit the person considered to be the owner of the shares in accordance with the foregoing paragraph to exercise shareholder’s rights over such shares, unless otherwise determined by a court order.

NINTH ARTICLE. Transfer of shares shall not be subject to limitations, restrictions or rights of first refusal.

The Company will not recognize agreements between shareholders containing limitations, restrictions or any type of preference that limits the transfer of shares.

TENTH ARTICLE. The preemptive right of shareholders to subscribe shares if there is a capital stock increase may be evidenced by certificates (called preemptive right certificates) or recorded in book-entry form, which are freely transferable in either case.

Shareholders that have defaulted on any capital contribution payment shall not exercise preemptive rights and their shares will not be considered towards the pro rata participation of the capital increase.

There is no preemptive right in capital stock increases due to notes’ capitalization in exchange of shares, as contemplated in Articles 103 and 259 of the General Corporate Law, or in cases of the reorganization of companies as provided under such law.

Shareholders at a General Shareholders’ Meeting can resolve that shareholders will not have preemptive rights under the events provided in article 259 of the General Corporate Law, if all requirements set forth under such article have been satisfied.

The content of the preemptive right certificate, its exercise and the corresponding subscription procedure, are governed by the applicable provisions of the General Corporate Law and the Securities Market Law and the provisions established by the General Shareholders’ Meeting or the Board of Directors, as the case may be.

ELEVENTH ARTICLE. Each share gives the right to one vote, except for the appointment of the members of the Board of Directors, which is governed by article 164 of the General Corporate Law.

Each share is indivisible and no more than one person can act as its representative.

If through inheritance or by any other title or right, legal or contractual, several persons acquire the one or more shares jointly, such persons shall designate in writing, either through a private or public instrument, that only one person shall be able to exercise the shareholder’s rights.

In case of disability, impairment or inconvenience of all co-owners, such persons shall appoint a common agent that will exercise their rights. The appointment must be in writing and indicate if the appointment is for a fixed term or indefinite.

All designations referred to in this article shall be accredited before and notified to the Company, and shall be considered valid before the Company until a revocation has been notified to the Company.

TWELFTH ARTICLE. In case of loss or destruction of the titles evidencing the shares, the issue of new titles will be performed, after the procedures determined by law and the assurances deemed advisable by the Board of Directors are followed. The cost of such issuance shall be charged to the applicant.

THIRTEENTH ARTICLE. Any shareholder, by virtue of being a shareholder, is subject to the Bylaws of the Company and the resolutions of the General Shareholders’ Meeting and the Board of Directors, adopted pursuant to the Bylaws.

III.           CORPORATE BODIES

FOURTEENTH ARTICLE. The Corporate bodies are the General Shareholders’ Meeting, the Board of Directors and Management of the Company.

IV.            GENERAL SHAREHOLDERS’ MEETINGS

FIFTEENTH ARTICLE. The General Shareholders’ Meeting is the supreme body of the Company, and has the power to decide any matter under its authority.

SIXTEENTH ARTICLE. The General Shareholders’ Meeting shall be held in the corporate domicile or as otherwise noted.

At the written request of shareholders representing at least three fourths of the subscribed shares with the right to vote, or by a resolution of the Board of Directors with the unanimous vote of attendees, a General Shareholders’ Meeting may be held in a different place, either in the Republic of Peru or abroad.

SEVENTEENTH ARTICLE. The General Shareholders’ Meeting shall meet at least once a year within the first three months following the end of each annual fiscal year. This meeting shall be called the Annual Mandatory General Shareholders’ Meeting.

EIGHTEENTH ARTICLE. The General Shareholders’ Meeting shall meet at any time when resolved by the Board of Directors or requested by a number of shareholders representing at least five percent of subscribed shares with the right to vote through a notice sent by a notary.

NINETEENTH ARTICLE. The Board of Directors shall give notice of the General Shareholders’ Meetings by publishing a notice in the Official Gazette “El Peruano” and in one of the major newspapers in circulation of Lima with at least twenty five calendar days prior to the date of the Annual Mandatory Shareholders’ Meeting and any other General Shareholders’ Meeting that may be held.

The notice may also contain the date on which a General Shareholders’ Meeting may be held after a second or third notice. In such case, between two meeting notices there can be no less than three and no more than ten calendar days between two meeting notices.

The notice shall specify the date, time and place where the meeting will be held and the matters to be discussed.

TWENTIETH ARTICLE. If more than half an hour has passed and there is no quorum to hold the General Shareholders’ Meeting or if, for any other reason, the General Shareholders’ Meeting is not held, a second meeting notice shall be made, unless the second meeting notice has been contemplated in the notice referred to in the foregoing article.

The second meeting notice shall be made within thirty calendar days following the date the General Shareholders’ Meeting was not held pursuant to the first meeting notice, and the third meeting notice within an equal term from the second, with the same notice requirements as the first meeting notice.

TWENTY—FIRST ARTICLE. A General Shareholders’ Meeting may be held without the need of a prior notice, provided that the attending shareholders or those being represented, shall account for all shares subscribed with a right to vote and shall expressly state in the minutes their unanimous consent to hold such meeting and willingness to discuss the matters proposed therein.

TWENTY—SECOND ARTICLE. Holders of voting shares that have been recorded as owners in the share ledger of the Company at least ten calendar days prior to a General Shareholders’ Meeting are entitled to attend such meeting and shall be allowed to speak and vote.

Members of the Board of Directors and Managers (who are not shareholders) are also entitled to attend a General Shareholders’ Meeting with the right to speak but not to vote.

By invitation, attorneys, auditors and officers of the Company (who are not shareholders) as well as individuals determined by the General Shareholders’ Meeting, may attend a General Shareholders’ Meeting and shall be entitled to speak but not to vote.

TWENTY—THIRD ARTICLE. Shareholders may be represented by a proxy in a General Shareholders’ Meeting.

The appointment of a representative may be evidenced by letter, cable, telex, fax or any other means of written communication, with the understanding that the representation is for each General Shareholders’ Meeting, except when the power of attorney is granted through a public deed.

A proxy or powers of attorney must be registered with the Company at least one day before the General Shareholders’ Meeting is to be held. The same person can represent one or several shareholders.

TWENTY—FOURTH ARTICLE. In order to hold the General Shareholders’ Meeting in the first meeting call, attendance, either in person, by proxy or by an attorney-in-fact, of shareholders representing at least fifty percent of the subscribed shares with the right to vote is required.

For the second or third meeting notices, attendance of any number of subscribed shares with the right to vote shall suffice. The provisions in this article will not be applicable in the circumstances described in the following article.

TWENTY—FIFTH ARTICLE. Attendance of at least 50% of voting shares shall be represented in order to hold a meeting on the first call meeting in which the following items shall be discussed: the issuance of notes, a transformation, merger, spin-off, reorganization or dissolution of the Company, the transfer, in one transaction, assets with a book value that exceeds fifty percent of the capital stock of the Company and, in general, any modification of the Bylaws.

For the second call, at least twenty-five percent of subscribed shares with the right to vote shall be represented.

In the event that no quorum is achieved pursuant to the second call, the General Shareholders’ Meeting will be held pursuant to a third call, if any number of subscribed shares with the right to vote are represented.

TWENTY—SIXTH ARTICLE. The General Shareholders’ Meeting shall be chaired by the Chairman of the Board of Directors, and in his absence, by the Vice-Chairman.

If both the Chairman and Vice-Chairman are absent, the meeting shall be presided by whoever represents the greatest number of shares. If two or more persons meet this condition, then it will be decided by lottery.

The chief executive officer of the Company shall act as Secretary or, in his absence, any person appointed by the General Shareholders’ Meeting.

TWENTY—SEVENTH ARTICLE. The Annual Mandatory General Shareholders’ Meeting shall:

A.            Discuss the corporate management and economic results for the previous year, contained in the financial statements for such period.

B.            Decide how Company profits shall be applied, if any.

C.           Select, when necessary, the members of the Board of Directors and establish their compensation.

D.            Designate, or delegate to the Board of Directors, the appointment of external auditors.

E.             Decide on other proper matters pursuant to these Bylaws and any other matters specified in the meeting notice.

TWENTY—EIGHTH ARTICLE. The General Shareholders’ Meeting shall have the power to conduct the following:

A.            Remove the members of the Board of Directors at any time and without cause, and select such members.

B.            Amend the Bylaws.

C.            Increase or reduce the capital stock.

D.            Issue notes.

E.             Agree to the transfer, in one transaction, assets with a book value that exceeds fifty percent of the Company’s capital stock.

F.              Agree to investigations, audits or balances.

G.            Transform, merge, spin-off, reorganize, dissolve and liquidate the Company.

H.           Decide on any kind of matters, provided that it is permitted by law and the Bylaws, and on any other matter of interest to the Company.

TWENTY—NINTH ARTICLE. The resolutions of a General Shareholders’ Meeting shall be adopted by absolute majority of subscribed shares with the right to vote represented at such meeting.

Absentee and invalid votes shall not count towards establishing the percentage required in the paragraph above.

THIRTIETH ARTICLE. The right to vote shall not be exercised by shareholders who:

A.            have defaulted on their contributions to the Company. Shares that are not entitled to vote shall not count towards establishing a quorum or a voting majority.

B.            have a conflict of interest with the Company, with regards to matters submitted to the General Shareholders’ Meeting, either on their behalf or on behalf of a third party. Shares not entitled to vote may count towards establishing a quorum but not towards establishing a voting majority.

THIRTY—FIRST ARTICLE. At the request of shareholders representing at least twenty-five percent of subscribed shares with the right to vote who consider they are not adequately informed on certain matters, a General Shareholders’ Meeting may be postponed once, for no less than three and no more than five calendar days, without the need of a new meeting notice.

General Shareholders’ Meeting may be held in several sessions, it shall be deemed to be only one General Shareholders’ Meeting and only a single minute will be recorded in the General Shareholders’ Meeting Minutes Book.

THIRTY—SECOND ARTICLE. The resolutions of the General Shareholders’ Meeting shall be recorded in the minutes entered in a special book, certified according to law, and kept by the chief executive officer.

The minutes of each General Shareholders’ Meeting shall fulfill the legal requirements.

THIRTY—THIRD ARTICLE. If under any circumstances, the minutes of a General Shareholders’ Meeting cannot be entered in the respective book, a special document shall be issued, with the same formalities and requirements, specified in the foregoing article.

The text of the special document shall be attached or transcribed in a timely manner in the Minutes Book.

THIRTY—FOURTH ARTICLE. The General Shareholders’ Meeting held in compliance with the provisions set forth in these Bylaws, legally represents all shareholders of the Company, and the resolutions bind the shareholders, including dissidents and those shareholders who did not attend the meeting.

V.                 BOARD OF DIRECTORS

THIRTY—FIFTH ARTICLE. The Board of Directors is the body executing the resolutions adopted by the General Shareholders’ Meeting, exercises the authority and rights concerning the representation, management and administration of the Company. The Board of Directors is entitled to decide upon any business that by law or by these Bylaws is not expressly reserved for the General Shareholders’ Meeting. The Board of Directors can meet within or outside the Company’s headquarters.

The Board of Directors shall consist of a minimum of 7 (seven) members and a maximum of 11 (eleven) members. Before elections, the General Shareholders’ Meeting shall decide on the number of Directors to be elected for the applicable period.

In addition, the Board of Directors may have a minimum of 3 (three) Substitute Directors and a maximum of 5 (five) Alternate Directors’ who shall be elected by the General Shareholders’ Meeting in the same way as the other Directors and be governed by all legal and statutory provisions applicable to other members.

Substitute Directors may attend any Board meeting. The Chairman of the Board of Directors shall designate the Substitute Directors that will replace regular Directors, as applicable, for a definite term, in the case of vacancy, or for a temporary term, in the event a director is absent or is impeded from acting as director. A vacancy, absence or impediment of a director fully validates the actions of the Substitute Director who replaced such director.

THIRTY—SIXTH ARTICLE. For the purposes of the appointment of the members of the Board of Directors and Substitute Directors, each share gives the right to as many votes as the number of members of the Board of Directors that are to be elected, and each shareholder can accumulate his votes in favor of one person or distribute it among various persons.

Those candidates who obtain the greater number of votes will be appointed Directors in the order that they were elected. When two or more persons obtain an equal number of votes and all of them cannot be part of the Board of Directors because the fixed number of directors according to these Bylaws does not allow it, it will be decided by lottery, who shall become a member of the Board of Directors.

This article is not applicable when the directors are elected unanimously.

THIRTY—SEVENTH ARTICLE. The office of a Director ends:

A.            by resignation, death, illness, civil impairment or other cause that permanently prevents a director from exercising his functions.

B.            whenever the General Shareholders’ Meeting so decide, in the matter set forth in section A. of Article twenty-eight.

THIRTY—EIGHTH ARTICLE. If there is a vacant seat left by a member of the Board of Directors, during the time prior to the next elections, the Board shall designate the Substitute Director that will replace such Director definitively.

If the number of vacancies is such that the Board of Directors cannot validly meet, the regular Directors will assume in the interim the administration of the Company and shall call promptly a General Shareholders’ Meeting to fill the vacant seats.

THIRTY—NINTH ARTICLE. The Directors will elect among them a Chairman, who will chair the meetings and the General Shareholders’ Meetings, and a Vice Chairman, who will have the same functions in the absence or impediment of the Chairman.

If neither the Chairman of the Board of Directors nor the Vice Chairman attends a meeting, such meeting shall be chaired by the eldest Director.

The chief executive officer of the Company or, in his absence, the person that is designated by the Company, shall act as the Secretary of the meeting.

Upon invitation of the Board of Directors board meeting may be assisted by attorneys, auditors and officers of the Company, all of whom will have the right to speak but not to vote.

FORTIETH ARTICLE. Members of the Board of Directors will be elected for periods of three years, except for appointments to complete a term. Directors may be reelected for one or more terms.

The Board of Directors may appoint one or more Directors to resolve or carry out specific matters. Directors may be appointment to act individually or, if two or more Directors are appointed, as a Committee.

Directors are entitled to receive compensation from the Company. The Mandatory Annual General Shareholders’ Meeting will determine the fixed portion of the Board of Directors’ compensation at the time it reviews the Company’s annual financial statement. The fixed portion of the Chairman’s compensation shall be twice the amount allocated to any other director. If directors are part of one or more Committees, their compensation may include an additional amount for the work performed in such Committees. The additional compensation of the directors shall not exceed the aggregate fixed portion of the compensation that the directors are entitled to receive.

The term of the Board of Directors ends when the General Shareholders’ Meeting elects a new Board of Directors, provided that Directors that may have concluded their term shall remain in office until elections have taken place and the new elected directors have accepted the position.

FORTY—FIRST ARTICLE. The Chairman of the Board of Directors or whoever acts in his place shall call a meeting whenever deemed necessary or whenever requested by any Director or the Chief Executive Officer. The Board of Directors shall meet at least four times a year.

The meetings of the Board of Directors are called by the Chairman or the Chairman’s designee, by means of notices with receipt acknowledgment of that shall be addressed to the domicile of each Director, with at least three days notice from the date of the meeting.

The notices shall be delivered by certified mail, facsimile, telex, or any other means that assures its receipt, and shall clearly specify the place, day and time the meeting will take place, and the matters to be discussed therein.

Any Director may submit for the consideration of the Board of Directors, the matters he or she deems of interest to the Company, even though these may not have been included among the matters set in the notice, and decide upon them if all members of the Board of Directors are present.

FORTY—SECOND ARTICLE. A meeting notice shall not be necessary when all Directors attend the meeting and expressly state in the minutes their unanimous consent to hold such meeting without prior notice and to discuss matters that are expressly proposed therein.

FORTY—THIRD ARTICLE. A meeting of the Board of Directors shall be validly held if half of the members plus one additional member attend the meeting. If the number of members is an odd number, then the attendance required for a meeting to be validly held shall be the number of Directors equal to the next number greater than half of the members.

A Meeting of the Board of Directors whose members are not present can be held through written electronic means or other means that allow communication and ensure the authenticity of the resolution, provided that no Director is opposed to the use of this procedure.

FORTY—FOURTH ARTICLE. Each Director is entitled to one vote.

A resolution of the Board of Directors shall be adopted with the favorable vote of the absolute majority of Directors attending. In case of a tie, the Chairman shall cast the deciding vote.

FORTY—FIFTH ARTICLE. A Director with a conflict of interest shall so disclose to the Board of Directors, and will not participate in the discussion and resolution concerning such matter.

Any such Director shall be deemed present for quorum purposes, but his vote shall not count towards establishing a voting majority.

FORTY—SIXTH ARTICLE. The resolutions of the meetings of the Board of Directors shall be registered the Board of Directors Minutes Book, or in separate pages with the use of a mechanical system, certified according to law, to be kept by the Secretary of the Company.

All Directors are entitled to have their votes and the reasons for their votes recorded when they deem it convenient.  Such recording may be done in the respective minutes or through a notary letter.

FORTY—SEVENTH ARTICLE. The Board of Directors has the power to represent and to perform the necessary acts of administration and direction of the Company limited only by law and the Bylaws.

The main duties and powers of the Board of Directors are to:

A.            Lead and control each and all of the Company’s business and activities.

B.            Approve its own operative regulations.

C.            Organize the Company offices and determine their expenses.

D.            Name and remove the Chief Executive Officer, the Officers, attorneys, representatives and any other Company official, delegate upon them the powers deemed appropriate, specify their obligations and compensation, grant them bonuses when considered appropriate, limit and revoke their powers previously granted and establish all the rules and regulations deemed necessary for the proper operation of the Company.

E.             Transfer for consideration, exchange, purchase, sell, promise to purchase and promise to sell real property, as well as, grant mortgages over such properties according to law or under the conditions required by commercial banks or other development institutions and other credit institutions, according to their laws and regulations, or pursuant to other special laws.

F.              Pledge assets, whether through common pledge, industrial pledges, mercantile pledges or a pledge of any other nature, according to ordinary laws or special laws, as the case may be.

G.            Obtain and grant mutual loans, credits in checking accounts, advance or overdrafts, documentary credits, advance in checking accounts and other similar operations, with or without guarantees.

H.           Open branch offices, agencies or offices of the Company deemed necessary, and alter them or close them.

I.               Waive the domicile jurisdiction.

J.                Propose to the General Shareholders’ Meeting the resolutions deemed suitable for the corporate interests.

K.           Submit annually to the Mandatory Shareholders’ Meeting, the General Balance and the Annual Report for the corresponding fiscal year.

L.             Assume responsibilities.

M.         Grant general or special powers to complete one or several acts referred to in the foregoing matters, except those referred to in items K. and L. above.

N.            Delegate all or some of its powers, except those referred to in items K. and L. above.

O.            Review and approve any other types of contract required to fulfill the corporate purposes that go beyond the powers of Management.

P.              Ensure compliance with legal and statutory provisions, as well as the resolutions of the General Shareholders’ Meeting and its own resolutions.

Q.            Discuss and resolve all the other matters that according to these Bylaws are not reserved for resolutions of the General Shareholders’ Meeting.

VI.            MANAGEMENT

FORTY—EIGHTH ARTICLE. The Company will have one Chief Executive Officer who will be appointed by the Board of Directors.

The Chief Executive Officer shall be in charge of the administration of the Company.

The General Management may be assigned to a natural or legal person. When a legal person is named Chief Executive Officer, it shall immediately name one or more natural persons representing the legal person for this purpose.

FORTY—NINTH ARTICLE. The Chief Executive Officer has the authority to:

A.            Organize the internal operations of the Company.

B.            Conduct all business activities of the Company, in order to maintain optimum conditions for production, administrative, commercial and financial efficiency, safety, legal efficiency and validity, economic profitability and technological progress. For these purposes, the Chief Executive Officer is authorized to transact all business and enter into any contracts in the regular course of business relating to the corporate purpose, as well as perform the tasks that the Board of Directors and the General Shareholders’ Meeting shall entrust upon him.

C.            Oversee the maintenance, regularity and authenticity of the books that the Company must keep pursuant to law and issue the correspondence of the same.

D.           Name and remove senior officers or technicians, determine their obligations and compensation, as well as employees and workers required, promote them, change their functions and set their compensation.

E.             Represent the Company before any kind of authorities, whether political, administrative, fiscal, municipal or legal, with the general and special powers of articles 74 and 75 of the Civil Procedural Code. Accordingly, the Chief Executive Officer is authorized to dispose of substantive and procedural rights and, in particular, to sue, counterclaim, respond to suits and counterclaims, abandon proceedings, acquiesce claims, compromise, submit to arbitration controversial issues, substitute or delegate procedural representation, and all other acts required by law.

F.              Account for the course and condition of corporate business when the Board of Directors so requests.

G.            Order payments and collection.

H.           Jointly with another manager or Company proxy, the chief executive officer is authorized to agree and verify credit operations deemed necessary; open, close and manage checking, deposit or credit accounts, in local or foreign currency, within or outside the country, deposit, draw and acknowledge statements or contest them; enter into credit agreements in checking accounts, with or without guarantee, if applied to payment obligations of the Company or deposited in accounts; complete any kind of operations concerning bills of exchange, checks, promissory notes, warrants, letters or orders of credit, invoices or other commercial or bank documents, whether to order or to bearer, the same that he will draw, subscribe, accept, reaccept, ratify, extend, endorse, whether as a guarantee, collection, discount, or fee simple, guarantee, cancel and negotiate and order a protest, as applicable and deemed convenient; request credits through notes, promissory notes or checking account, in local or foreign currency, if applied to pay obligations of the Company or deposited in its accounts; rent safe deposit boxes, use them and terminate the rent; register and acquire trademarks, register, obtain and buy patents; and endorse freight bills.

I.                Exercise the other functions that the Board of Directors may entrust upon him, take any administrative action deemed necessary or suitable to fulfill the corporate purposes, as well as exercise any other authority according to the nature of his office that is not in contravention with these Bylaws.

FIFTIETH ARTICLE. The Board of Directors may also name one or more Managers and Assistant Managers that will have the authority granted in their respective appointments or in separate acts.

VII.       INDEMNIFICATION FOR DIRECTORS AND CHIEF EXECUTIVE MANAGER

FIFTY—FIRST ARTICLE. The Directors and the Chief Executive Officer of the Company shall be indemnified by the Company for reasonable expenses incurred and for losses and damages suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as Director or Chief Executive Officer, to the extent such action, lawsuit or proceeding is not attributable directly to them.

VIII.  FINANCIAL STATEMENTS AND PROFIT APPLICATION

FIFTY—SECOND ARTICLE. Within a maximum term of eighty calendar days after December 31st of each year, the Board of Directors shall prepare the Annual Report and the financial statements of the Company as of December 31 of the previous year, according to provisions set forth by the General Corporate Law and the General Accounting Plan, as well as a proposal for the application of profits; these documents shall be submitted for the approval of the Annual Mandatory General Shareholders’ Meeting.

The financial statements shall be signed by the Accountant and countersigned by the Chairman of the Board of Directors or the Chief Executive Officer, or a legal representative duly authorized for such purpose.

FIFTY—THIRD ARTICLE. The General Shareholders’ Meeting may agree, prior to the approval of the corresponding Financial Statements, to the distribution of provisional dividends from the net gains of the fiscal year, provided that the Company has no accumulated losses.

The profits resulting from the Financial Statements, after discounting all expenses, making corrections and deducting the necessary amount to create a reserve fund or reserves required by law, shall be applied as follows:

A.            To compensate the Board.

B.            Any remaining amount, if the General Shareholders’ Meeting so requests, shall be capitalized in the amount agreed by the General Shareholders’ Meeting. If shares be used to establish or issued as a result of the capitalization shall be delivered to shareholders in proportion to the nominal value of the shares they own, and, if by virtue of the number of shares owned by each shareholder, the distribution among them is not possible, the shareholders will compensate among them the differences or, if this is not convenient, the remaining shares that cannot be fully distributed, will be distributed among them by lottery, in order to respect the principle of indivisibility of each share.

C.            Any remaining amounts, to establish a special fund or voluntary reserve as decided by the General Shareholders’ Meeting.

D.            If there is a final balance still remaining, it shall be distributed as a dividend among the shareholders.

IX.           CORPORATE DISSOLUTION AND LIQUIDATION

FIFTY—FOURTH ARTICLE. If the Company is liquidated, the General Shareholders’ Meeting shall designate the natural or legal persons that will manage the Company during such process complying with these Bylaws and also the regulations established by the General Corporate Law, the Code of Commerce, other applicable laws and the Regulations of the Mercantile Registry and the resolutions of the General Shareholders’ Meeting.

FIFTY—FIFTH ARTICLE. If after having paid all liabilities of the Company, there is a remaining balance, the balance shall be distributed pro rata among all shareholders in proportion to the nominal capital representing the shares they own.

Further, once the liquidation is completed, the shareholders shall designate the person or entity that will keep the books and the documents of the Company.